Exhibit 99.1
IRREVOCABLE PROXY COUPLED WITH AN INTEREST
     FOR VALUE RECEIVED, the undersigned, being a stockholder of First Oak Brook Bancshares, Inc., a Delaware corporation (the “Corporation”), does hereby appoint Eugene P. Heytow (“Gene”), the proxy of the undersigned (the “Proxy”), with authority, to act and vote in person or by revocable proxy or by written consent, as fully and effectively as the undersigned could so do in person, with respect to the Shares (as hereinafter defined), including at all meetings of the stockholders of the Corporation held after the date hereof, and at all adjournments thereof, upon all business as may come before any meeting or any adjournment thereof, and to exercise and execute after the date hereof all consents in writing with respect to such Shares, in any such case, either in person or by revocable proxy, agent, attorney or other representative. “Shares” shall mean the 409,524 shares of common stock of the Corporation held of record by the undersigned as of the date hereof, and any securities acquired as a dividend distribution or otherwise with respect to such shares.
     The undersigned represents and warrants that: (i) as of the date hereof, the undersigned is the record owner of 409,524 shares of the Corporation’s common stock and otherwise has the right to vote such shares; (ii) this Irrevocable Proxy has been duly and validly executed by the undersigned pursuant to applicable authority; (iii) the undersigned has full capacity to execute this Irrevocable Proxy and transfer the voting rights covered hereby to the Proxy; and (iv) this Irrevocable Proxy is the legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms. All representations and warranties of the undersigned herein shall survive the execution and delivery of this Irrevocable Proxy.
     This Irrevocable Proxy is issued pursuant to that certain Settlement Agreement dated as of November 22, 2005 between Mitzi P. Heytow and Gene, is coupled with an interest and may not be revoked by the undersigned. This Irrevocable Proxy is effective on the date hereof and shall be valid with respect to any Share until the earlier of (i) Gene’s death and (ii) the sale of such Share to an unrelated third party in a transaction executed on the National Association Securities Dealers Automated Quotation System or any other public exchange where Shares are regularly traded. If any Share is transferred otherwise than as described in clause (ii) of the preceding sentence, the transferee will take such Share subject to this Irrevocable Proxy.
     The undersigned does hereby revoke any proxy or proxies heretofore given by the undersigned with respect to the Shares.
     The undersigned does hereby authorize the Corporation to place on its stock ledger and stockholder lists a legend reciting that the Shares are subject to this Irrevocable Proxy.
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     This Irrevocable Proxy shall be binding upon the successors and assigns of the undersigned.
Dated as of January 11, 2006

AMALGAMATED BANK OF CHICAGO, as Trustee of the Mitzi G. Heytow Trust dated March 11, 1988 (as amended)
By:	/s/ Mitzi G. Heytow, Trustee
Name:
Its:

AMALGAMATED BANK OF CHICAGO, as Trustee of the Mitzi G. Heytow Trust dated June 27, 2003
By:	/s/ Mitzi G. Heytow, Trustee
Name:
Its:
IRREVOCABLE PROXY COUPLED WITH AN INTEREST
FIRST OAK BROOK BANCSHARES, INC.